Exhibit 99.1

Symphony Technology Group Enters Definitive Agreement with Dell Technologies to
Acquire RSA

PALO ALTO, CA and ROUND ROCK, TX - February 18, 2020 - A consortium led by Symphony Technology Group (STG), Ontario Teachers’ Pension Plan Board (Ontario Teachers’) and AlpInvest Partners (AlpInvest) has entered into a definitive agreement with Dell Technologies (NYSE: DELL) to acquire RSA in an all-cash transaction for $2.075 billion, subject to certain adjustments. The transaction, which includes the purchase of RSA Archer, RSA NetWitness Platform, RSA SecurID, RSA Fraud and Risk Intelligence and RSA Conference, is expected to close in the next six to nine months. Terms of the agreement were not disclosed.

RSA provides risk, security and fraud teams with the ability to holistically manage digital risk, including threat detection and response, identity and access management, integrated risk management and omnichannel fraud prevention. Today, more than 12,500 customers rely on RSA to enable their digital transformation, address increasingly advanced cyber threats and adapt to more complex digital regulations. RSA Conference is the world’s largest security conference where leading experts gather to discuss the most important cybersecurity trends, challenges, solutions and innovations.

“As one of the world’s elite security brands, RSA represents a great opportunity for solving some of the rapidly developing customer challenges that go along with digital transformation,” said William Chisholm, Managing Partner at Symphony Technology Group. “We are excited and fully committed to maximizing the power of RSA’s talent, expertise and tremendous growth potential and continuing RSA’s strategy to serve customers with a holistic approach to managing their digital risk.”

“This is the right long-term strategy for Dell, RSA and our collective customers and partners,” said Jeff Clarke, Chief Operating Officer and Vice Chairman, Dell Technologies. “The transaction will further simplify our business and product portfolio. It also allows Dell Technologies to focus on our strategy to build automated and intelligent security into infrastructure, platforms and devices to keep data safe, protected and resilient.”

The transaction is subject to customary conditions. Morgan Stanley & Co. LLC is acting as exclusive financial advisor to Dell Technologies. Hogan Lovells is acting as legal advisor to Dell Technologies.

UBS Investment Bank and Jefferies LLC are acting as financial advisors to STG and Davis Polk & Wardwell LLP is acting as legal advisor. UBS Investment Bank and Jefferies Finance LLC are providing financing for the acquisition.

Additional Information:

•	Blog from Jeff Clarke, Dell Technologies COO and Vice Chairman: Symphony Technology Group Enters Definitive Agreement with Dell Technologies to Acquire RSA

•	Blog from Rohit Ghai, RSA President: Our Next Episode

About Symphony Technology Group
Symphony Technology Group (STG) is the private equity partner to market leading companies in data, software, and analytics. The firm brings expertise, flexibility, and resources to build strategic value and unlock the potential of innovative companies. Partnering to build customer-centric, market winning portfolio companies, STG creates sustainable foundations for growth that bring value to all existing and future stakeholders. The firm is dedicated to transforming and building outstanding technology companies in partnership with world class management teams. STG’s expansive portfolio has consisted of more than 30 global companies. For more information, please visit www.stgpartners.com.

About Ontario Teachers’
The Ontario Teachers’ Pension Plan (Ontario Teachers’) is Canada’s largest single-profession pension plan, with $201.4 billion in net assets at June 30, 2019. It holds a diverse global portfolio of assets, approximately 80% of which is managed in-house, and has earned an annual total-fund net return of 9.7% since the plan’s founding in 1990 (all figures as at Dec. 31, 2018 unless noted). Ontario Teachers' is an independent organization headquartered in Toronto. Its Asia-Pacific region office is located in Hong Kong and its Europe, Middle East & Africa region office is in London. The defined-benefit plan, which was fully funded as at December 31, 2018, invests and administers the pensions of the province of Ontario's 327,000 active and retired teachers. For more information, visit www.otpp.com and follow us on Twitter @OtppInfo.

About AlpInvest
AlpInvest is a leading global private equity investor, with more than $42 billion of assets under management as of September 30, 2019 and more than 170 employees across offices in New York, Amsterdam, Hong Kong, London, San Francisco and Indianapolis. Since its inception, AlpInvest has invested with over 350 managers and committed approximately $68 billion across over 690 primary commitments to private equity funds, more than 135 secondary transactions and in excess of 250 equity co-investments. AlpInvest offers customized private equity investment solutions to investors through separately managed accounts and commingled funds. For more information, please visit www.alpinvest.com.

About RSA
RSA offers business-driven security solutions that provide organizations with a unified approach to managing digital risk that hinges on integrated visibility, automated insights and coordinated actions. RSA solutions are designed to effectively detect and respond to advanced attacks; manage user access control; and reduce business risk, fraud and cybercrime. RSA protects millions of users around the world and helps more than 90 percent of the Fortune 500 companies thrive and continuously adapt to transformational change.

About Dell Technologies
Dell Technologies (NYSE:DELL) helps organizations and individuals build their digital future and transform how they work, live and play. The company provides customers with the industry’s broadest and most innovative technology and services portfolio for the data era.

Contact
Symphony Technology Group: Gloria@citruscomm.com
Dell Technologies Media Relations: MediaRelations@Dell.com
Dell Technologies Investor Relations: Investor_Relations@Dell.com

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Disclosure Regarding Forward-Looking Statements
Statements in this communication that relate to future results and events are forward-looking statements and are based on Dell Technologies’ current expectations. The words “may,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek,” and similar expressions as they relate to Dell Technologies or its management are intended to identify these forward-looking statements. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; and (iv) the effect of the announcement of the proposed transaction on Dell Technologies’ relationships with its customers, operating results and business generally. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, Dell Technologies undertakes no obligation to update any forward-looking statement after the date as of which such statement was made, whether to reflect changes in circumstances or expectations, the occurrence of unanticipated events, or otherwise.